                                                                   EXHIBIT 99.1
[LETTERHEAD]


NEWS RELEASE


                                                          FOR IMMEDIATE RELEASE


FOR MORE INFORMATION PLEASE CONTACT:
North American inquiries       European, South American, Asia-Pacific inquiries
Ann Little                     Martin Lenk
619-715-7013                   +49-7121-86-1816



           WANDEL & GOLTERMANN AND WAVETEK FINALIZE AGREEMENT TO MERGE
                FORM SECOND LARGEST COMMUNICATIONS TEST COMPANY


     SAN DIEGO, CALIFORNIA/ENINGEN, GERMANY -- JUNE 15, 1998 -- Wandel & Goltermann Management Holding GmbH and Wavetek Corporation jointly announced today that definitive agreements have been signed for the merger of the two companies that was announced on March 18, 1998. This merger will create the world's second largest communications test company with annual revenues in excess of $400 million (700 million DM). The merger is conditioned upon regulatory approval and certain additional conditions. It is expected that the transaction will be completed within 120 days.

"This definitive agreement brings us one step further toward providing the broad portfolio of products and worldwide services our customers demand," said Peter Wagner, President and Chief Executive Officer of Wandel & Goltermann, and designated President and CEO of the combined company. "Positive response to our merger announcement from our employees and our customers makes us confident of our success in the marketplace and in the integration of our two companies."

Wandel & Goltermann GmbH, a privately owned company based in Eningen, Germany, is a leading provider of communications test solutions for the data communications and telecommunications markets with technology focuses in analog and digital telephony, ISDN, enterprise networks, signalling systems, quality of service test and fiber optics. For its fiscal year ended September 30, 1997, Wandel & Goltermann had worldwide revenues of 474 million DM with operating income and net income of 37.1 million DM and 17.1 million DM, respectively. More information about Wandel & Goltermann is available on the World Wide Web at http://www.wg.com.

Wavetek Corporation, headquartered in San Diego, CA, is a privately owned-leading global designer, manufacturer, and distributor of a broad range of electronic test instruments, with a primary focus on application-specific instruments for testing voice, video and data communications equipment and networks. For its fiscal year ended September 30, 1997, Wavetek had worldwide revenues of US $155 million with operating income and net income of US $20.5 million (before a one-time charge of US $7.1 million for stock option compensation related to certain recapitalization transactions) and US $6.1 million, respectively. For more information, visit Wavetek on the World Wide Web at http://www.wavetek.com.

The statements in this release may include forward-looking statements that necessarily involve assumptions about risks and uncertainties that could cause actual results to differ materially from any future performance implied or assumed by such statements. Such factors may include actual and potential competition, general economic conditions, new product development, technological change, proprietary rights and other factors relevant to the subject matter of this release. For more detailed discussion of certain of these factors, please refer to Wavetek's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned to assess forward-looking statements in light of the possibility of forseeable events or conditions. Neither Wavetek nor Wandel & Goltermann undertakes to revise or update any statements herein in the future to reflect the occurrence of such events or conditions.


                                  # # #